News Release

For further information:

Hooper Holmes, Inc.
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Successful Completion of Rights Offering
- Company Raises $ 3.5 Million of Gross Proceeds -
- HH Regains NYSE MKT Compliance -
OLATHE, Kan., January 27, 2016 -- Hooper Holmes, Inc. (NYSE MKT: HH) today announced the successful completion of its previously disclosed rights offering, which expired at 4:00 p.m., Central Time, on January 25, 2016.

“We are encouraged by the success of our rights offering and the support of our shareholder base – especially given the backdrop of a very challenging capital market environment,” stated Henry Dubois, President and CEO of Hooper Holmes. “Over the past several years we have been focusing on strategies to improve our growth profile. We sold a number of underperforming businesses, refocused our operation on the Health & Wellness market, adjusted our cost structure, and made a significant acquisition. Raising this new capital of over $3.5 million provides additional liquidity enabling us to continue growing our business and improving our capital structure.”

Mr. Dubois continued, “We have created an exciting business model that takes advantage of a large and compelling Health & Wellness market, and management and the board remain committed to building a $100 million revenue company in the next three to four years. Our expectations for 2016 demonstrate the company is on the right path as we believe we will have annual revenue in excess of $42 million with positive EBITDA and operating cash flow in 2016. I appreciate all our shareholders’ patience through this multi-year turnaround process and look forward to updating investors on our successes as the year continues.”

The company received subscriptions for a total of 12,672,600 common shares under the basic subscription privilege and subscriptions for a further 26,354,239 common shares under the over-subscription privilege, representing a total of 39,026,839 common shares. The rights offering raised net proceeds of approximately $3.25 million (after deducting estimated expenses relating to the rights offering). The net proceeds will be used for general corporate purposes and to repay principal repayments that will occur in 2016 as a result of the company’s indebtedness with SWK Holdings.

The company expects American Stock Transfer & Trust Company, LLC, the transfer agent for the rights offering, to begin distributing the shares to subscribers this week. Upon completion of that process, a total of 117,052,837 common shares will be outstanding.

In addition, the NYSE MKT accepted the company’s plan to address its shareholders’ equity requirement, which included this rights offering. Pursuant to the accepted plan, if the company is able to execute this plan, then it will have satisfied the minimum shareholders’ equity required for continued listing meeting its obligations under the NYSE MKT’s notice of December 9, 2015.

About Hooper Holmes
Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; our ability to fulfill the conditions of our plan to comply with the NYSE MKT’s minimum requirement for shareholders’ equity; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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